EXHIBIT 99.1

DS Healthcare Updates Shareholders on Settlement of Class Action Lawsuit

POMPANO BEACH, FL / ACCESSWIRE / June 05, 2017 / DS Healthcare Group (DSKX) today announced that it has reached an agreement, effective June 02, 2017, to settle the securities class action and the plaintiffs’ derivative lawsuits, pending in the United States District Court for the Southern District of Florida and in the Circuit Court in and for Broward County. Both are subject to court approval. Preliminary approval has been granted in the class action. Daniel Khesin, the former Chief Executive Officer and Director of the Company and the other Directors of the Company at the time of the alleged conduct are also parties to the settlement agreement. The lawsuits allege, among other things, improper revenue recognition. DS Healthcare denies the allegations in the lawsuit but is entering into this settlement to eliminate the uncertainties, burden, and expense of further litigation. The settlement will be funded by insurance. The Company is confident this is a major step towards allowing it to focus on its core business of developing and delivering its products to the marketplace.

About DS Healthcare Group

DS Healthcare Group Inc. is a leader in the development of biotechnology for topical therapies. It markets through online channels, specialty retailers, distributors, and pharmacies. Its research has led to a highly innovative portfolio of personal care products and additional innovations in pharmaceutical projects. For more information on DS Health Group's flagship brand, visit www.dslaboratories.com.

Forward-looking statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies, and are generally preceded by words such as "future," "plan" or "planned," "expects," or "projected." These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing and marketing products, intense competition, and additional risks factors as discussed in reports filed by the company with the Securities and Exchange Commission, which are available at http://www.sec.gov.